Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Arthur J. Gallagher & Co. for the registration of common stock of our report dated April 26, 2010 relating to the unaudited interim consolidated financial statements of Arthur J. Gallagher & Co. that are included in its Form 10-Q for the quarter ended March 31, 2010.

/s/ Ernst & Young LLP

Chicago, Illinois

May 5, 2010